Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139911 on Form S-3 of our report dated March 30, 2007 (October 9, 2007 as to Notes 1, 2, 3, and 8) (which report includes explanatory paragraphs regarding the restatement of the 2006 consolidated financial statements and an uncertainty about the ability to continue as a going concern), relating to the restated consolidated financial statements and financial statement schedule of Panda Ethanol, Inc. included in this Amendment No. 2 to the Annual Report on Form 10-K/A of Panda Ethanol, Inc.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
October 9, 2007